Pricing Supplement Dated June 6, 2000                     Rule 424(b)(3)
                                                          File Nos. 333-83577
(To Prospectus dated August 3, 1999 and                            333-83577-01
Prospectus Supplement dated October 29, 1999)

SPRINT CAPITAL CORPORATION
Medium-Term Notes--Floating Rate
Unconditionally Guaranteed by Sprint Corporation

Principal Amount:        $250,000,000     Trade Date:             June 6, 2000
Issue Price:                 100.000%     Original Issue Date:    June 9, 2000
Initial Interest Rate:        7.1475%     Net Proceeds to Issuer: $249,375,000
Maturity Date:          June 10, 2002     Agent's Discount or
                                             Commission:              $625,000

Interest:
     Base Rate:   [ ] Commercial Paper Rate  [ ] Federal Funds Rate  [ ] CD Rate
               [X] LIBOR   [ ] Prime Rate   [ ] Treasury Rate   [ ] Other
     Interest Reset Period: Quarterly
     Interest Payment Dates: Each March 10, June 10, September 10, and
      December 10, beginning September 10, 2000.
     Index Maturity: 3 month
     Spread (+/-): + 35 basis points
     Spread Multiplier: N/A
     Maximum Interest Rate: N/A
     Minimum Interest Rate: N/A
Redemption:
     [X] The Notes cannot be redeemed prior to maturity
     [ ] The Notes may be redeemed prior to maturity
     [ ] Redemption with Make Whole Premium
     Initial Redemption Date:
     Initial Redemption Price:        %
     Annual Redemption Price Reduction:         % until Redemption Price is
     100% of the principal amount
Repayment:
     [X] The Notes cannot be repaid prior to maturity
     [ ] The Notes can be repaid prior to maturity at the option of the holder of the Notes
     Repayment Date(s):
     Repayment Price(s):               %
Currency:
     Specified Currency: U.S. dollars
     (If other than U.S. dollars, see attached)
     Minimum Denominations:
     (Applicable only if Specified Currency is other than U.S. dollars)
Discount Note: [ ] Yes    [X] No
Form: X Book-Entry    [ ] Certificated


Credit Suisse First Boston Corporation        J.P. Morgan Securities Inc.

Lehman Brothers Inc.                          Salomon Smith Barney Inc.

Subject to the terms and conditions set forth in the Terms Agreement dated June 6, 2000, the Company has agreed to sell to each of the Underwriters named below and each of the Underwriters has severally agreed to purchase the principal amount of Notes set forth opposite its name below:


                                                      Principal
                    Underwriter                       Amount of
                                                    Floating Rate
                                                    Notes due 2002

     Credit Suisse First Boston Corporation...           $87,500,000
     J.P.Morgan Securities Inc................            87,500,000
     Lehman Brothers Inc......................            37,500,000
     Salomon Smith Barney Inc.................            37,500,000


                                                        $250,000,000


Notes sold by the Underwriters to the public will initially be offered at the respective issue prices set forth on the cover of this Pricing Supplement. Notes sold by the Underwriters to securities dealers may be sold at such price less a concession not in excess of 0.1500% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a discount not in excess of 0.1125% of the principal amount of the Notes to other brokers and dealers. After the initial public offering of the Notes, the public offering price, concession, and discount may be changed.